Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
AUGUST 19, 2011	Investor Relations Dept. (800) 536-7453
TORCH ENERGY ROYALTY TRUST DECLARES
THIRD QUARTER 2011 CASH DISTRIBUTION
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced that there will be a cash distribution of $1,462,000, or 17.00 cents per unit, payable on September 12, 2011 to unitholders of record on August 31, 2011. A portion of this cash distribution is attributable to the release of a portion of the Trust’s cash reserve account, totaling $964,303 or approximately 11.2 cents per unit. The cash reserve account was established, pursuant to Section 3.07 of the Trust Agreement, for the payment of actual, contingent and uncertain liabilities associated with the winding up of the Trust. The current quarter’s cash distribution also includes the net proceeds attributable to the Trust’s net profits interests in the underlying properties pertaining to production during the quarter ended June 30, 2011 totaling $497,697 or approximately 5.8 cents per unit.
Production attributable to the Trust’s net profits interests, excluding the Robinson’s Bend field and infill wells, was 249,496 Mcf of gas and 2,117 Bbls of oil for the second quarter of 2011. Production attributable to the Trust’s net profits interests in the Robinson’s Bend field was 346,201 Mcf of gas for the quarter.
The average price attributable to production (excluding the Robinson’s Bend field) during the quarter ended June 30, 2011 was $3.31 per Mcf of gas after deducting gathering fees and $91.63 per Bbl of oil. Because the Trust’s index price for gas exceeded $2.46 per MMBtu during the second quarter, the working interest owners of the Underlying Properties (“Working Interest Owners”) were entitled to deduct 50% of such excess (“Sharing Price Adjustment”) in calculating the purchase price for production. The Sharing Price Adjustment for production attributable to the underlying properties in all four fields (excluding infill wells) during the quarter ended June 30, 2011 was $0.5 million. Additionally, the Working Interest Owners accrue price credits as a result of its obligation to purchase gas for the minimum price of $1.99 per MMBtu. The Working Interest Owners are entitled to recoup such credits in future periods when the Trust’s index price exceeds the minimum price. The Working Interest Owners have no accrued price credits pertaining to gas sales as of June 30, 2011.
The Trust received no payments from the working interest owner with respect to the Robinson’s Bend field during the quarter ended September 30, 2011 pertaining to production during the quarter ended June 30, 2011. In calculating the Robinson’s Bend field net proceeds pertaining to the quarter ended June 30, 2011 production, costs and expenses exceeded gross revenues by approximately $879,000. The Trust will receive no payments with respect to the Robinson’s Bend field until future proceeds exceed the sum of costs and expenses and the cumulative excess of such costs and expenses, including interest (“Robinson’s Bend Field Cumulative Deficit”). The Trust does not anticipate that the Net Proceeds attributable to the Robinson’s Bend field, if any, will be significant in the future. The Robinson’s Bend Field Cumulative Deficit pertaining to sales as of June 30, 2011 was approximately $8.7 million.
About the Trust
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 99% of the estimated reserves are gas.
The Trust received the affirmative vote of the unitholders of more than 66 2/3% of the outstanding units to terminate the Trust at the meeting of unitholders held on January 29, 2008. Upon termination of the Trust, among other things, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, or the price that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the units.
The Trust can give no assurances of the effect of the results of the affirmative vote to terminate the Trust by the unitholders on the continued listing of the units on the New York Stock Exchange (NYSE) or any other national quotation system.
Additional information about the Trust can be found in the Trust’s filings with the Securities and Exchange Commission and on the Trust’s website, www.torchroyalty.com.
Forward-Looking Statements
This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust (except with respect to the fact that the Trust received the affirmative vote of the unitholders to terminate the Trust), are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including but not limited to, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

TORCH ENERGY ROYALTY TRUST
QUARTER ENDED SEPTEMBER 30, 2011 DISTRIBUTION (1)

	Chalkley,
	Cotton Valley
	and	Robinson’s
	Austin Chalk	Bend
	Fields	Field (2)	Total
MCF
Chalkley	131,035	—
Cotton Valley	106,182	—
Austin Chalk	12,279	—
Robinson’s Bend	—	346,201

	249,496	346,201

BBLS
Chalkley	469	—
Cotton Valley	299	—
Austin Chalk	1,349	—
Robinson’s Bend	—	—

	2,117	—

Average price
Per MCF (after gathering fees)	$3.31	$2.82
Per BBL	$91.63	$0.00

Gas revenues, net of gathering fees	$826,411	$977,313
Oil revenues	193,974	—

	1,020,385	977,313

Lease operating expenses	372,654	1,783,415
Severance taxes	71,572	63,639

	444,226	1,847,054

Net proceeds before capital expenditures	576,159	(869,741)

Capital expenditures	52,267	9,523

Net proceeds	523,892	(879,264)
Cumulative deficit	—	—

	523,892	(879,264)
Net profits percentage	95.00%	n/a

Net profits income	497,697	—	497,697

Release of certain cash reserves			964,303

Cash distribution			$1,462,000

Cash distribution per unit			$0.1700

(1)	The quarter ended September 30, 2011 cash distribution pertains to the release of a portion of the Trust’s cash reserves and net proceeds received by the Trust for production generated from the underlying properties during the quarter ended June 30, 2011.

(2)	The Robinson’s Bend field costs and expenses exceeded revenues during the current quarter by $879,264. The Trust will receive no payments for distributions to unitholders with respect to the Robinson’s Bend field until future proceeds exceed the sum of costs and expenses and the cumulative excess of such costs and expenses (“Robinson’s Bend Field Cumulative Deficit”) including interest. The Robinson’s Bend Field Cumulative Deficit (including interest) pertaining to sales as of June 30, 2011 was approximately $8.7 million.